Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON announces PRELIMINARY 1q22 results, provides business update and announces 1q22 earnings call date

●	Expects 1Q22 operating income for Ocean Transportation to be $410.0 to $415.0 million
●	Expects 1Q22 operating income for Logistics to be $16.0 to $17.0 million
●	Expects 1Q22 net income and diluted EPS to be $329.5 to $338.0 million and $8.00 to $8.20, respectively
●	Year-over-year increase in consolidated operating income driven primarily by China service strength
●	Repurchased approximately 0.7 million shares in 1Q22
●	Announces first quarter earnings call date on May 3, 2022

HONOLULU, Hawaii (April 19, 2022) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX) today announces preliminary first quarter financial results, provides a business update and announces that its first quarter earnings call will be held on May 3, 2022.

“Matson is off to a solid start in 2022 with higher year-over-year operating income in both Ocean Transportation and Logistics,” said Chairman and Chief Executive Officer Matt Cox. “Within Ocean Transportation, our China service continued to see significant demand for its expedited ocean services as volume for e-commerce, garments and other goods remained elevated. The increase in consolidated operating income year-over-year was driven primarily by continued strength in the China service. Currently in the Transpacific tradelane, we are seeing supply chain challenges in China, primarily due to actions to mitigate the spread of COVID-19, as well as continued supply chain constraints and congestion on the U.S. West Coast, elevated consumption trends, and inventory restocking. Despite the near-term uncertainty presented by the supply chain challenges in China, we expect a combination of the current supply and demand factors to remain largely in place through at least the October peak season and continue to expect elevated demand for our China service for most of this year.”

Mr. Cox added, “In our domestic ocean tradelanes, we continued to see steady demand with higher year-over-year volumes in Alaska and Guam, and demand in Hawaii comparable to the level achieved in the year ago period. In Logistics, operating income increased year-over-year with strength across all of the business lines as as we continued to see elevated goods consumption, inventory restocking and favorable supply and demand fundamentals in our core markets. As a result, Matson expects first quarter operating income for Ocean Transportation of $410.0 to $415.0 million and Logistics operating income of $16.0 to $17.0 million. We also expect first quarter 2022 net income and diluted EPS to be $329.5 to $338.0 million and $8.00 to $8.20, respectively.”

First Quarter Tradelane Volume (Forty-foot equivalent units (FEU)) (1)(2):

For the three months ended March 31, 2022 compared to the three months ended March 31, 2021 and on a FEU basis:

●	Hawaii container volume decreased 0.6 percent primarily due to lower eastbound volume;
●	Alaska volume increased 20.2 percent primarily due to the increase in volume from Alaska-Asia Express (“AAX”), higher northbound volume primarily due to higher retail-related demand and volume related to a competitor’s dry-docking, and higher southbound volume primarily due to higher seafood volume;
●	China volume was 13.4 percent higher as a result of 5 more eastbound voyages than the prior year;
●	Guam volume was 10.0 percent higher primarily due to higher retail-related demand; and
●	Other containers volume increased 32.5 percent primarily due to the addition of China-Auckland Express (“CAX”) volume in the South Pacific.

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Other containers includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Liquidity, Debt and Share Repurchases

Matson’s cash and cash equivalents and total debt (presented before any reduction for deferred loan fees as required by GAAP) as of March 31, 2022 were approximately $390.0 million and $614.7 million, respectively.

During the first quarter of 2022, Matson repurchased approximately 0.7 million shares for a total cost of $68.6 million. As of March 31, 2022, the Company had approximately 2.8 million shares remaining in its share repurchase program.

A slide presentation that accompanies this press release is available on the Company's website at www.matson.com, under Investors.

Teleconference and Webcast

A conference call is scheduled on May 3, 2022 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s first quarter results.

Date of Conference Call:	Tuesday, May 3, 2022
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 10:30 a.m. HT
Participant Toll Free Dial-In #:	1-877-312-5524
International Dial-In #:	1-253-237-1144

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors. A replay of the conference call will be available approximately two hours after the call through May 10, 2022 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 3729448. The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Dutch Harbor to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, Asia supply chain services, and forwarding to Alaska. Additional information about the Company is available at www.matson.com

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding performance and financial results, supply chain challenges in China, actions to mitigate the spread of COVID-19, supply chain constraints and congestion on the U.S. West Coast, consumption trends, inventory restocking, duration of current supply and demand factors, demand for Matson’s China service, demand for e-commerce, garments and other goods, duration of CCX service, tourism levels, unemployment rates, waves of COVID-19 variants, economic recovery and drivers in Hawaii, Alaska and Guam, inflation, interest rates, and discretionary income. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; changes in economic conditions or governmental policies, including from the COVID-19 pandemic; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; new or increased competition or improvements in competitors’ service levels; our relationship with customers, agents, vendors and partners and changes in related agreements; fuel prices, our ability to collect fuel related surcharges and/or the cost or limited availability of required fuels; evolving stakeholder expectations related to environmental, social and governance matters; timely or successful completion of fleet upgrade initiatives; the occurrence of poor weather, natural disasters, maritime accidents, spill events and other physical and operating risks, including those arising from climate change; transitional and other risks arising from climate change; the magnitude and timing of the impact of public health crises, including COVID-19; significant operating agreements and leases that may not be replaced on favorable terms; any unanticipated dry-dock or repair expenses; joint venture relationships; conducting business in a foreign shipping market, including the imposition of tariffs or a change in international trade policies; any delays or cost overruns related to the modernization of terminals; war, terrorist attacks or other acts of violence; consummating and integrating acquisitions; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; loss of key personnel or failure to adequately manage human capital; the use of our information technology and communication systems and cybersecurity attacks; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; costs to comply with and liability related to numerous safety, environmental, and other laws and regulations; and disputes, legal and other proceedings and government inquiries or investigations. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2021 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.